EXHIBIT 99.1

Smith-Midland Reports Fourth Quarter and Year End 2022 Financial Results

Fourth Quarter Revenue of $14.5 Million

Record Backlog of $52.4 Million

MIDLAND, VA – April 17, 2023 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems announces their fourth quarter and year-end results for the period ended December 31, 2022.

Fourth Quarter 2022 Summary

●	Revenue increased 45 percent to $14.5 million from fourth quarter of the prior year
●	Signed record $8.6 million contract for NCDOT project
●	Completed successful safety test for low-profile J-J Hooks system barriers
●	Received patent for proprietary, building panel fire blocking system

Full Year 2022 Summary

●	Revenue of $50.1 million versus $50.6 million in 2021
●	Net income of $800,000, or $0.15 per diluted share
●	Expanded rental barrier fleet from 250,000 to 550,000 linear feet
●	Awarded updated approval for J-J Hooks barrier by the Florida DOT

“We closed 2022 on a very strong note, with full year revenue nearly matching 2021 full year revenue, which included significant revenue from multiple high-profile, short-term barrier rental projects at the beginning of the prior year,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Fourth quarter revenue increased 45 percent from the prior-year quarter, thanks to increased shipping and installation revenue related to SlenderWall and architectural projects that were produced in the second half of 2021, and higher barrier sales due to large barrier projects in North Carolina and South Carolina. We also announced multiple contract awards during and immediately after the end of 2022, including an $8.6 million award for a project with the North Carolina Department of Transportation, a $5 million award for SoftSound noise walls in Virginia, and a $6 million project for architectural walls and columns in Virginia and New Jersey.”

“We believe our prospects for 2023 remain strong thanks to regulatory tailwinds, infrastructure spending, and our record backlog. The ongoing replacement cycle, due to increased safety mandates, provides opportunities for our patented JJ-Hooks MASH-TL3 compliant highway barrier system. Our backlog increased 81 percent on a year-over-year basis, thanks to healthy funding programs at the state and federal levels, as well as a continued vibrant commercial market throughout our geographic footprint. The previously mentioned projects will be manufactured across all three of our facilities. We have also made investments at our rental barrier storage yard and placed an order for a new concrete batch plant at our Columbia, SC location to improve our capacity and efficiency. In addition, the expansion of our rental barrier fleet increases the quantity and scale of projects we can service, which can also increase our revenues,” Smith continued.

“We expect our steady increase in project bid activity and bid margins will drive higher revenues through 2023 and into next year. We will also continue to invest in improving our offerings, including SlenderWall and Easi-Set precast concrete products. Overall, we remain well-positioned to build on the momentum within our business, positioning us with multiple, strong long term growth opportunities to create shareholder value,” concluded Smith.

Fourth Quarter 2022 Results

The Company reported 2022 fourth quarter revenues of $14.5 million compared to revenues of $10.0 million in the fourth quarter of 2021. Product sales for the quarter were $8.1 million, a 22 percent increase from the prior-year fourth quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, increased to $6.4 million compared to $3.4 million for the fourth quarter of 2021.

Gross profit increased to $2.5 million compared to $2.1 million in the prior year fourth quarter due to the higher revenue base. Gross margin for the quarter was 17.3%, compared to 21.8% in the year-ago quarter due to higher materials and labor costs.

Operating loss for the quarter was $72,000 compared to an operating loss of $179,000 in the prior-year quarter. The improvement in operating loss was partially offset by an increase in bad debt expense. Net income for the fourth quarter of 2022 was $4,000, or breakeven on a diluted share basis, compared to net income of $24,000, or breakeven on a diluted share basis, in the fourth quarter of 2021.

Full-Year 2022 Results

Revenues for the year totaled $50.1 million compared to $50.6 million in 2021. Product sales for the full year were $27.8 million compared to $28.5 million in the previous year. Higher miscellaneous wall and barrier sales were more than offset by a decrease in Soundwall sales. Service revenue increased to $22.3 million compared to $22.1 million. Increased shipping and installation revenues were offset by a decrease in barrier rentals, which were primarily due to multiple short-term projects in the first quarter of 2021.

Gross profit was $9.5 million compared to $14.4 million in the prior year. Gross margin for the full year was 18.9%, compared to 28.5% in the year-ago quarter. The year-over-year decrease is primarily attributable to fewer short-term rental barrier projects that occurred in 2022 compared to 2021, which carry higher margins, as well as higher materials and labor costs versus the prior year.

Operating income for the year was $854,000 compared to $6.2 million in the prior year. Net income for 2022 was $800,000, or $0.15 per diluted share, compared to net income of $7.6 million, or $1.45 per diluted share, for 2021. Last year’s results included a gain of $2.7 million related to the forgiveness of the company’s Paycheck Protection Program loan under the CARES Act.

Product Sales

Total product sales for the full year 2022 were $27.8 million compared to $28.5 million in 2021. Soundwall sales were $4.1 million compared to $8.0 million in fiscal 2022. The decrease is primarily associated with the timing of completed projects and delays in customer drawing approvals throughout the year. SlenderWall sales were $1.5 million in 2022 compared to $1.8 million in the prior year, as a large project was completed in the second quarter of 2022. Miscellaneous wall sales increased by 48 percent from the prior year to $3.5 million due to the increased amount of retaining wall projects in production. Barrier sales increased from $4.7 million in 2021 to $6.7 million in 2022, due primarily to large barrier projects in North Carolina and South Carolina. Easi-Set and Easi-Span Building Sales increased 35 percent to $4.1 million.

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Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $22.3 million for the full year 2022 compared to $22.1 million for full year 2021. Shipping and installation revenue increased 33 percent to $13.3 million compared to $10.0 million in the prior year. The increase is mainly attributable to the increase in shipping and installation of SlenderWall and architectural panels that were produced in the second half of 2021. Royalty income increased 13 percent year over year to $2.5 million mainly related to the increase in barrier royalties during the year for the Company's proprietary, interlocking JJ-Hooks highway barriers. Barrier rental revenue for 2022 was $6.5 million compared to $9.9 million in the prior year. A number of high margin, short-term barrier projects in the previous year did not recur at the same level in 2022.

Balance Sheet and Liquidity

As of December 31, 2022, Smith-Midland's cash totaled $6.7 million compared to $13.5 million as of December 31, 2021. Account receivables totaled $16.2 million, net of allowance for doubtful accounts; and debt totaled $6.3 million as of December 31, 2022. Capital spending totaled $5.3 million compared to $5.4 million in 2021.

Macro Environment and Outlook

With the record backlog and continued strength in bidding activity, Smith-Midland anticipates increased sales volumes starting in the second and third quarter of 2023 and continuing into 2024. The immediate outlook of continued infrastructure initiatives across the United States are anticipated to yield positive tail winds across our portfolio of patented, proprietary, and custom products. While we see a continually dynamic macro environment including increases in labor and material costs, we are working hard to mitigate these effects and to attract and retain quality labor as well as manage input costs. We expect the first quarter of 2023 to experience similar inflationary factors and customer approval delays experienced during the fourth quarter of 2022. Backlog was approximately $52.4 million recorded as of March 2023 compared to $29.0 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utility industries. Management and the board own approximately five percent of SMID stock, aligning with shareholder values. Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and Concrete Safety Systems, our J-J Hooks Safety Barrier rental division. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

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Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, delays in approvals of customer drawings, inflationary factors, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Stephanie Poe, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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Smith-Midland Corporation

and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$6,726	$13,492
Accounts receivable, net
Trade - billed (less allowance for doubtful accounts of $781 and $437), including contract retentions	16,223	10,013
Trade - unbilled	990	439
Inventories, net
Raw materials	1,776	1,143
Finished goods	2,042	1,702
Prepaid expenses	706	551
Refundable income taxes	477	411

Total current assets	28,940	27,751

Property and equipment, net	25,124	21,926

Deferred buy-back lease asset, net	—	3,390

Other assets	249	208

Total assets	$54,313	$53,275

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Smith-Midland Corporation

and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

(continued)

	December 31,
	2022	2021
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - trade	$5,816	$2,071
Accrued expenses and other liabilities	799	657
Deferred revenue	2,243	2,454
Accrued compensation	788	1,036
Accrued income tax	146	2,033
Deferred buy-back lease obligation	—	3,776
Operating lease liabilities	77	89
Current maturities of notes payable	618	462
Customer deposits	737	1,325

Total current liabilities	11,224	13,903

Deferred revenue	2,174	1,865
Operating lease liabilities	45	122
Notes payable - less current maturities	5,730	3,680
Deferred tax liability	2,085	1,955

Total liabilities	21,258	21,525

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,345,189 and 5,353,095 issued and 5,256,413 and 5,229,658 outstanding, respectively	53	53
Additional paid-in capital	7,440	6,935
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	25,664	24,864

Total stockholders’ equity	33,055	31,750

Total liabilities and stockholders' equity	$54,313	$53,275

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Smith-Midland Corporation

and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

	Year Ended December 31,
	2022	2021
Revenue
Product sales	$27,821	$28,500
Barrier rentals	6,545	9,925
Royalty income	2,498	2,216
Shipping and installation revenue	13,267	10,001

Total revenue	50,131	50,642

Cost of goods sold	40,662	36,222

Gross profit	9,469	14,420

General and administrative expenses	5,551	5,416
Selling expenses	3,064	2,836

Total operating expenses	8,615	8,252

Operating income	854	6,168

Other income (expense)
Interest expense	(260)	(190)
Interest income	14	35
Gain on sale of assets	109	317
Gain on forgiveness of PPP loan	—	2,692
Other income	228	72

Total other income (expense), net	91	2,926

Income before income tax expense	945	9,094

Income tax expense	145	1,524

Net income	$800	$7,570

Basic and diluted earnings per share	$0.15	$1.45

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Smith-Midland Corporation

and Subsidiaries

Consolidated Statements of Stockholders' Equity

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount	Shares	Amount

Balance, December 31, 2020	5,279,411	$52	(40,920)	$(102)	$6,405	$17,294	$23,649

Restricted stock issued	73,684	—	—	—	—	—	—

Vesting of restricted stock	—	1	—	—	530	—	531

Net income	—	—	—	—	—	7,570	7,570

Balance, December 31, 2021	5,353,095	$53	(40,920)	$(102)	$6,935	$24,864	$31,750

Vesting of restricted stock	—	—	—	—	505	—	505

Restricted stock forfeited	(7,906)	—	—	—	—	—	—

Net income	—	—	—	—	—	800	800

Balance, December 31, 2022	5,345,189	$53	(40,920)	$(102)	$7,440	$25,664	$33,055

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Smith-Midland Corporation

and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Reconciliation of net income to net cash provided by (used in) operating activities
Net income (loss)	$800	$7,570
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	2,881	2,671
Gain on forgiveness of PPP loan	—	(2,692)
(Gain) loss on sale of fixed assets	(109)	(311)
(Gain) loss on sale of investment securities	—	(6)
Allowance for doubtful accounts	344	40
Stock compensation	505	531
Deferred taxes	130	(506)
(Increase) decrease in
Accounts receivable - billed	(6,554)	(255)
Accounts receivable - unbilled	(551)	302
Inventories	(973)	(651)
Prepaid expenses and other assets	(227)	92
Refundable income taxes	(66)	(411)
Increase (decrease) in
Accounts payable - trade	3,745	205
Accrued expenses and other liabilities	142	(219)
Deferred revenue	98	1,945
Accrued compensation	(248)	(282)
Accrued income taxes	(1,887)	1,563
Deferred buy-back lease obligation, net	(3,776)	(1,216)
Customer deposits	(588)	756
Net cash provided by (used in) operating activities	$(6,334)	$9,126
Cash flows from investing activities
Purchases of investment securities available-for-sale	$—	$(23)
Sale of investment securities available-for-sale	—	1,247
Purchases of property and equipment	(2,749)	(5,367)
Proceeds from sale of fixed assets	118	489
Net cash provided by (used in) investing activities	(2,631)	(3,654)
Cash flows from financing activities
Proceeds from long-term borrowings	2,805	49
Repayments of long-term borrowings	(581)	(793)
Capitalized Loan Costs	(25)	—
Net cash provided by (used in) financing activities	2,199	(744)
Net increase (decrease) in cash	(6,766)	4,728
Cash, beginning of year	13,492	8,764
Cash, end of year	$6,726	$13,492
Supplemental cash flow information:
Cash payments for interest	$260	$190
Cash payments for income taxes	$2,260	$917
Non-cash transaction - PPP loan forgiveness	$—	$2,692

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